Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated September 26, 2011 to the Prospectus, the Prospectus Supplement and the Product Supplement, each dated June 22, 2011
US$1,500,000
Senior Medium-Term Notes, Series B
Reverse Exchangeable Notes
Each Linked to a Single Reference Stock

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This pricing supplement relates to four separate note offerings. Each issue of the notes is linked to one, and only one, Reference Stock. You may participate in any of the four offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of some or all of the Reference Stocks described below.

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The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common equity securities of the applicable Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of any of the Reference Stocks.

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Each issue of the offered notes will pay interest monthly at the fixed per annum rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the Final Stock Price has closed below the applicable Trigger Price, as described below.

•	The notes will each have a term of ten months.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

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Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the applicable Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	CUSIP	Price to Public	Total Underwriting Discount	Proceeds to Bank of Montreal
0423	Financial Select Sector SPDR Fund	XLF	US$500,000	12.00%	$12.21	$8.30	06366QXT9	100%	0.00% US$0.00	100% US$500,000
0424	Intel Corporation	INTC	US$500,000	12.00%	$22.24	$17.79	06366QXU6	100%	0.00% US$0.00	100% US$500,000
0425	PowerShares QQQ TrustSM, Series 1	QQQ	US$250,000	12.00%	$54.78	$49.30	06366QXV4	100%	0.00% US$0.00	100% US$250,000
0426	Amazon.com, Inc.	AMZN	US$250,000	12.00%	$229.85	$147.10	06366QXW2	100%	0.00% US$0.00	100% US$250,000

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on September 29, 2011.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Payment at Maturity:
The payment at maturity for each of the notes is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless the Final Stock Price is less than the Trigger Price for the applicable Reference Stock.

If the Final Stock Price is less than the Trigger Price, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	September 26, 2011

Settlement Date:	September 29, 2011

Valuation Date:	July 26, 2012

Maturity Date:	July 31, 2012

Interest Payment Dates:
Interest on the notes will be paid on October 31, 2011, November 29, 2011, December 29, 2011, January 30, 2012, February 29, 2012, March 29, 2012, April 30, 2012, May 29, 2012, June 29, 2012 and the Maturity Date.

Monitoring Period:	The Valuation Date. The price of the Reference Stock between the Pricing Date and the Valuation Date will not impact the Payment at Maturity.

Physical Delivery Amount:
The number of shares of the applicable Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.

Cash Delivery Amount:
For each Reference Stock, the amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price of that Reference Stock, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the applicable Reference Stock on the pricing date, as indicated on the cover page. The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Trigger Price:	As set forth on the cover page.

Final Stock Price:	The closing price of the applicable Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to four separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (and not to a basket that includes any other Reference Stock). You may participate in any of the note offerings or, at your election, in two or more of the offerings.

You should read this pricing supplement together with the product supplement, the prospectus supplement and the prospectus, each dated June 22, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002106/f622111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 22, 2011.

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Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Stock Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price to a closing price that is less than the applicable Trigger Price on the Valuation Date. If the Final Stock Price is less than the applicable Trigger Price, you will receive at maturity a number of shares of the applicable Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the applicable Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuers, including extending loans to, or making equity investments in, the Reference Stock Issuers, or providing advisory services to them.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold shares of the Reference Stocks.  As a potential purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

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The inclusion of hedging profits in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price may include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will have no ownership rights in the applicable Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

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No affiliation with the Reference Stock Issuers. — We are not affiliated with the Reference Stock Issuers.  You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading in the Reference Stocks. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Additional Risk Considerations Relating to Financial Select Sector SPDR Fund (RevEx 423; XLF)

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Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with Standard & Poor’s Financial Services LLC (“S&P”). The Financial Select Sector Index, which is the underlying index of the Financial Select Sector SPDR Fund, is a Select Sector Index (see “The Reference Stocks –RevEx 423,” starting on P-7 of this pricing supplement). Stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the index compilation agent, (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P assigns a company’s stock to a particular Select Sector Index on the basis of the company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the Index Compilation Agent. The Index Compilation Agent will compile the Select Sector Indices without regard to the notes.  The Index Compilation Agent has no obligation to take the interests of the holders of the notes into consideration in compiling the Select Sector Indices, including when compiling the Financial Select Sector Index.

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The stocks included in the Financial Select Sector Index are concentrated in one sector.  All of the stocks included in the Financial Select Sector Index are issued by companies in the financial sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Financial Select Sector Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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The Financial Select Sector Index is linked to the performance of the financial services sector, and adverse conditions in the financial sector may reduce your return on the notes.  All or substantially all of the equity securities included in the Financial Select Sector Index are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to real estate and loans secured by real estate, could have a major effect on the value of many of the stocks included in the Financial Select Sector Index.  As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

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The current financial crisis has adversely impacted the stock prices of many companies in the financial services sector, and may continue to do so during the term of the notes. The ongoing financial crisis in the United States has resulted, and may continue to result, in significant losses among companies that operate in the financial services sector. These recent events in the financial sector and deterioration in the credit markets generally have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability and ongoing viability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Financial Select Sector Index. As a result, the level of the Financial Select Sector Index may be adversely affected by ongoing economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”), are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock Issuer can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

RevEx 423 (XLF)

Financial Select Sector SPDR Fund

General

The Financial Select Sector SPDR is an investment portfolio maintained and managed by SSgA Funds Management, Inc., which we refer to as SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the Financial Select Sector Index, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Reference Stock trades on the NYSE Arca under the ticker symbol “XLF.” The Reference Stock seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The Reference Stock typically earns income dividends from securities included in the Financial Select Sector Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stock’s shareholders as “ordinary income.” In addition, the Reference Stock realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the Reference Stock or any equivalent payments.

Information provided to or filed with the SEC by the Reference Stock under the Exchange Act or the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The Reference Stock is composed of a wide range of financial service firms with diversified ranging from investment management to commercial and investment banking.

The Reference Stock utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Financial Select Sector Index. The Reference Stock will invest in all of the securities which comprise the Financial Select Sector Index. The Reference Stock will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index.

The Financial Select Sector Index

The disclosures contained in this pricing supplement regarding the Financial Select Sector Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources.  Such information reflects the policies of, and is subject to change by S&P.

The Financial Select Sector Index is a modified market capitalization-based index. The Financial Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of September 26, 2011, includes the shares of common stock of 86 companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts (“REITs”), thrift & mortgage finance, consumer finance, and real estate management and development.

The Select Sector Indices

All disclosures contained in this pricing supplement regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information.  This information reflects the policies of, and is subject to change by, S&P and the Index Compilation Agent.  Neither we nor BMO Capital Markets Corp. accept any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Financial Select Sector Index or any successor to the Financial Select Sector Index.

The Financial Select Sector Index is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the S&P 500® Index.  Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.  The nine Select Sector Indices seek to represent the S&P 500® Index sectors.

The stocks included in each Select Sector Index are selected by Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

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The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a Component Stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Index Compilation Agent may at any time determine that a Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information of the Financial Select Sector SPDR Fund ETF

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	29.50	23.40
	Second Quarter	27.67	20.20
	Third Quarter	22.64	17.18
	Fourth Quarter	20.58	9.39

2009	First Quarter	12.69	6.20
	Second Quarter	13.02	9.06
	Third Quarter	15.34	11.10
	Fourth Quarter	15.71	14.02

2010	First Quarter	16.02	13.66
	Second Quarter	17.05	13.81
	Third Quarter	15.08	13.44
	Fourth Quarter	16.01	14.34

2011	First Quarter	17.20	15.91
	Second Quarter	16.70	14.71
	Third Quarter (through the pricing date)	15.65	11.53

RevEx 424 (INTL)

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company's major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. Its common stock is traded on the Nasdaq Global Select Market under the symbol “INTC.”

Historical Information of the Common Stock of Intel Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	25.35	18.61
	Second Quarter	25.00	20.69
	Third Quarter	24.52	17.27
	Fourth Quarter	18.52	12.23

2009	First Quarter	15.82	12.08
	Second Quarter	16.64	15.00
	Third Quarter	20.32	15.94
	Fourth Quarter	20.83	18.50

2010	First Quarter	22.68	19.01
	Second Quarter	24.21	19.45
	Third Quarter	21.78	17.72
	Fourth Quarter	21.91	18.87

2011	First Quarter	22.14	19.82
	Second Quarter	23.87	19.49
	Third Quarter (through the pricing date)	23.23	19.20

RevEx 425 (QQQ)

PowerShares QQQ TrustSM, Series 1 (the “PowerShares Trust”), an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in kind” its shares, known as PowerShares QQQ Shares, only in large lot sizes called Creation Units at their daily net asset value (“NAV”) and (b) lists the shares individually for trading on the NASDAQ Stock Market (the “NASDAQ”) at prices established throughout the trading day, like any other listed equity security trading in the secondary market on the NASDAQ.  The securities held by the PowerShares Trust consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the PowerShares Trust or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “Portfolio”).  The investment objective of the PowerShares Trust is to provide investment results that generally correspond to the price and yield performance of the NASDAQ-100 Index® by holding all the stocks comprising the NASDAQ-100 Index®.

The PowerShares Trust, which holds the Portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations.  To maintain the correlation between the composition and weights of the securities in the PowerShares Trust and the stocks in the NASDAQ-100 Index®, the trustee adjusts the securities held by the PowerShares Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities.  The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ-100 Index®.

Information provided to or filed with the SEC by the PowerShares Trust under the Exchange Act and the Investment Company Act as to the Reference Stock can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-61001 and 811-8947, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the PowerShares Trust trade on NASDAQ Global Market under the symbol “QQQ.”

The NASDAQ-100 Index®

All disclosures contained in this pricing supplement regarding the NASDAQ-100 Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the NASDAQ-100 Index is available on the NASDAQ OMX website: www.nasdaq.com. We are not incorporating by reference the website or any material included on that website in this pricing supplement. The information reflects the policies of, and is subject to change by NASDAQ OMX. NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the NASDAQ-100 Index None of us, the calculation agent, or BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of the NASDAQ-100 Index or any successor index.

General

The NASDAQ-100 Index is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ based on market capitalization. The NASDAQ-100 Index includes companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including, investment companies.

The NASDAQ-100 Index began trading on January 31, 1985 at a base value of 125.00.  The NASDAQ-100 Index is calculated and published by NASDAQ OMX.  In administering the NASDAQ-100 Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

Computation of the NASDAQ-100 Index

The value of the NASDAQ-100 Index equals the aggregate value of the index share weights of each of the index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NASDAQ-100 Index (the “Divisor”).  The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for index reporting purposes.  If trading in an security is halted while the market is open, the last traded price for that security is used for all index computations until trading resumes.  If trading is halted before the market is open, the previous day’s last sale price is used.

The formula for determining the index value is as follows:

Aggregate Adjusted Market Value/Divisor

The NASDAQ-100 Index is ordinarily calculated without regard to cash dividends on NASDAQ-100 Index securities.

The NASDAQ-100 Index is calculated during the trading day and is disseminated every 15 seconds from 09:30:15 to 17:16:00 ET through the NASDAQ Index Dissemination ServicesSM.  The closing value may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index securities.

Underlying Stock Eligibility Criteria

NASDAQ-100 Index eligibility is limited to specific security types only.  The security types eligible for the NASDAQ-100 Index include foreign or domestic common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests, and tracking stocks.  Security types not included in the NASDAQ-100 Index are closed-end funds, convertible debt securities, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.  The NASDAQ-100 Index does not contain securities of investment companies.  For purposes of the eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index, a security must be listed on NASDAQ and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being index-eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•
the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•
if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index, the following criteria apply:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares (determined annually during the ranking review process);

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Ranking Review

Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ reviews the composition of the NASDAQ-100 Index on an annual basis as follows (the “Ranking Review”).  Securities listed on NASDAQ which meet the applicable eligibility criteria above are ranked by market value.  NASDAQ-100 Index-eligible securities which are already in the NASDAQ-100 Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those NASDAQ-100 Index-eligible securities not currently in the NASDAQ-100 Index that have the largest market capitalization.  The data used in the ranking includes end of October NASDAQ market data and is updated for total shares, as set forth in each issuer’s SEC filings through the end of the following November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year a security is determined by NASDAQ OMX to become ineligible for continued inclusion based on the Continued Eligibility Criteria (above), the security will be replaced with the security that has the largest market capitalization that is not currently in the NASDAQ-100 Index and meeting the Initial Eligibility Criteria listed above.

Index Maintenance

The value of the NASDAQ-100 Index equals the aggregate value of the share weights of each of the NASDAQ-100 Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the Divisor of the NASDAQ-100 Index. Changes in the price and/or share weights driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable, normally within 10 days of such action.  Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The share weights are derived from the security’s total shares outstanding.  The  share weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price and/or shares of a security in accordance with its NASDAQ-100 Index dividend policy.  If it is determined that a change will be made, it will become effective on the ex-date.

Ordinarily, whenever there is a change in share weights, a change in a security or a change to the price of a security due to a spin-off, rights issuance, or special cash dividend, the Divisor is adjusted to ensure that there is no discontinuity in the value of the NASDAQ-100 Index, which might otherwise be caused by any such change.  All changes are announced in advance and will be reflected in the NASDAQ-100 Index prior to market open on the effective date.

The adjusted Divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

Index Rebalancing

The NASDAQ-100 Index employs an equal-dollar weighting methodology such that each security’s index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the Index’s aggregate market value. Index share weights are calculated by dividing this equal-dollar value for each security by the corresponding last sale price of the security at the close of trading on the third Friday in March, June, September, and December.

Historical Information of the PowerShares QQQ TrustSM, Series 1 ETF

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	50.45	41.22
	Second Quarter	50.55	44.03
	Third Quarter	48.27	37.82
	Fourth Quarter	38.47	25.56

2009	First Quarter	31.50	25.74
	Second Quarter	36.95	30.77
	Third Quarter	42.65	34.53
	Fourth Quarter	46.22	40.88

2010	First Quarter	48.39	42.64
	Second Quarter	50.52	42.71
	Third Quarter	49.66	42.46
	Fourth Quarter	54.89	48.48

2011	First Quarter	58.89	54.17
	Second Quarter	59.23	53.79
	Third Quarter (through the pricing date)	59.60	50.03

RevEx 426 (AMZN)

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Its common stock is traded on the Nasdaq Global Select Market under the symbol “AMZN.”

Historical Information of the Common Stock of Amazon.com, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	96.25	62.43
	Second Quarter	84.51	71.99
	Third Quarter	88.09	63.35
	Fourth Quarter	69.58	35.03

2009	First Quarter	75.58	48.44
	Second Quarter	87.56	73.50
	Third Quarter	93.85	75.63
	Fourth Quarter	142.25	88.67

2010	First Quarter	136.55	116.00
	Second Quarter	150.09	108.61
	Third Quarter	160.73	109.14
	Fourth Quarter	184.76	153.03

2011	First Quarter	191.25	160.97
	Second Quarter	206.07	178.34
	Third Quarter (through the pricing date)	241.69	177.79

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in a Note

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in the notes based on a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $75.00, and a range of hypothetical Final Stock Prices.  If the Final Stock Price of the Reference Stock does not fall below the Trigger Price on the Valuation Date, your payment at maturity will be 100% of the principal amount.  However, if the Final Stock Price is less than the applicable Trigger Price, the value of the cash or securities that you receive will be less than your principal amount.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the applicable Reference Stock.

Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$150.00	150%	$1,000.00	$1,000.00
$125.00	125%	$1,000.00	$1,000.00
$100.00	100%	$1,000.00	$1,000.00
$90.00	90%	$1,000.00	$1,000.00
$80.00	80%	$1,000.00	$1,000.00
$75.00	75%	$1,000.00	$1,000.00
$70.00	70%	10 shares of the Reference Stock or the Cash Delivery Amount	$700.00
$50.00	50%	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

* Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.  Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the interest payments on the notes.

Certain U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0423	Financial Select Sector SPDR Fund	12.00%	0.625%	11.375%
0424	Intel Corporation	12.00%	0.625%	11.375%
0425	PowerShares QQQ TrustSM, Series 1	12.00%	0.625%	11.375%
0426	Amazon.com, Inc.	12.00%	0.625%	11.375%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated June 22, 2011 under “Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us on the  settlement date. BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.